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                                                              [Draft: (New York)
                                                                March 15, 2002,]

                                                                 EXHIBIT (e)(10)

                          MEMORANDUM OF UNDERSTANDING
          BETWEEN MICHAEL CAPORALE, JR., AND HARVEST/AMI HOLDINGS INC.
            RELATING TO TERMS OF EMPLOYMENT AND STOCK PARTICIPATION

     By executing this Memorandum of Understanding, Harvest/AMI Holdings Inc. ("Buyer") and Michael Caporale, Jr. (the "Executive"), agree before the closing of the tender offer by a wholly-owned subsidiary of Buyer ("Sub") for the common stock of Associated Materials Incorporated (the "Company"), as more fully described in the Agreement and Plan of Merger among Buyer, Sub, and the Company,
dated as of March   , 2002 (the "Merger Agreement"), to sign definitive
documents incorporating the terms set forth below.

Amendments to Employment Agreement

Position......................   As of the Offer Completion Date (as defined in
                                 the Merger Agreement) the Executive shall become the President and Chief Executive
                                 Officer of the Company and shall be a member of the Company's Board of Directors.

Base Salary...................   Initial base salary of $500,000, with annual
                                 reviews by the Board of Directors.

Annual Incentive Bonus........   Amend to replace current bonus (equal to 0.0079
                                 times Alside's pre-tax earnings) with a new incentive bonus arrangement based primarily on growth in Buyer's equity value, with a target pay-out of 1 times annual base salary and a maximum pay-out of 2 times annual base salary.
                                 Until such new bonus arrangement is mutually agreed to between Harvest Partners and the Executive, the existing incentive bonus arrangement will remain in place.

Employment Term...............   3 years from the Offer Completion Date (as
                                 defined in the Merger Agreement), with
                                 automatic one-year extensions commencing on the first anniversary of the Offer Completion Date, unless the Company provides the Executive with at least 30 days advance written notice of termination or upon termination under other specified circumstances.

Severance.....................   Upon involuntary termination by the Company
                                 other than for cause (to be defined in the employment agreement) and not due to non-extension of the employment term by the Company or disability (to be defined in the employment agreement), or upon the Executive's resignation for good reason (to be defined in the employment agreement), the Executive shall be entitled to severance equal to his annual base salary, together with continued health and dental benefits, for the longer of the remaining employment term or two years, plus a pro rata bonus for year of termination. As a condition to receiving such payments and benefits, the Executive shall be required to execute and deliver to the Company a general release of the Company and the Company's affiliates and their respective officers, directors and employees from all claims of any kind whatsoever arising out of the Executive's employment or termination thereof (including, without limitation, civil rights claims) in such form as reasonably requested by the Company.

Non-competition/Non-solicitation/
Noninterference...............   During the employment term and thereafter
                                 during any period the Executive receives
                                 severance, or for a period of one year
                                 following
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                                 the executive's resignation without good
                                 reason, the Executive shall not perform
                                 services for, or otherwise be connected with, any business in competition with the Company;
                                 solicit the Company's employees for employment;
                                 or interfere with the Company's relationships with its customers, suppliers or employees.

Confidentiality...............   Customary confidentiality and nondisclosure
                                 covenants.

Stock-Based Arrangements

Stock Investment..............   The Executive may invest at the Closing Date or
                                 within 3 months thereafter his own funds in shares of Buyer's common and preferred stock with an aggregate value of up to one times his annual base salary at the same price per share paid by, and on substantially the same terms as, Buyer's other equity investors.

Roll-over Stock Options.......   The Executive shall convert his existing
                                 options on Company common stock into options to purchase preferred and common stock of Buyer with approximately the same aggregate exercise price and aggregate value as his existing
                                 Company options. Such Buyer options will be fully exercisable and otherwise have terms and conditions generally the same as the Executive's existing options.

New Stock Options.............   The Executive shall receive new options to
                                 purchase an aggregate of 8% of Buyer's
                                 outstanding common stock at the Closing Date at a per-share exercise price equal to the price per share paid by Buyer's other equity investors. The principal terms and conditions of such new stock options shall be as follows:

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                                 Time-vested         5% of Buyer's outstanding common
                                   options           stock at the Closing Date.

                                                     During the Executive's
                                                     employment, 10% of the option
                                                     becomes exercisable on the
                                                     Closing Date and 1 1/2% becomes
                                                     exercisable monthly over the
                                                     following 60 months, and the
                                                     Compensation Committee shall
                                                     accelerate exercisability in the
                                                     event of a Sale of the Business
                                                     (as defined).

                                 Performance-vested  3% of Buyer's outstanding common
                                   options           stock at the Closing Date.

                                                     Option becomes exercisable if
                                                     Harvest Partners realizes a net
                                                     internal rate of return on its
                                                     equity investment in Buyer of at
                                                     least 27.5%, and at the time of
                                                     such liquidity event the
                                                     Executive continues to be
                                                     employed by the Company. If full
                                                     exercise of all
                                                     performance-vested options held
                                                     by Company employees would reduce
                                                     Harvest Partners' internal rate
                                                     of return to less than 27.5%,
                                                     performance-vested options will
                                                     be partially exercisable.
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                                 Other terms and     All options are non-qualified stock
                                   conditions        options.

                                                     10-year term, subject to earlier
                                                     termination in the event of
                                                     termination of employment.
                                                     If the Executive voluntarily
                                                     terminates his employment or the
                                                     Company terminates his employment
                                                     without cause, any then-exercisable
                                                     options may be exercised for 3 months
                                                     thereafter (subject to earlier
                                                     expiration date), and any other
                                                     options are forfeited.
                                                     If the Company terminates the
                                                     Executive's employment for cause, or
                                                     if the Executive violates the
                                                     non-competition, non-solicitation or
                                                     other restrictive covenants in his
                                                     employment agreement, all of the
                                                     Executive's options are forfeited.
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Buyer Repurchase Rights.......   If the Company terminates the Executive's
                                 employment other than for cause or the
                                 Executive resigns his employment for good
                                 reason (as defined), Buyer will have a right to
                                 repurchase any shares of Buyer stock and any
                                 exercisable options then held by the Executive
                                 at their fair market value at the time Buyer
                                 delivers a repurchase notice to the Executive.
                                 If the Company terminates the Executive's
                                 employment for cause at any time, or if the
                                 Executive violates the non-competition,
                                 non-solicitation or other restrictive covenants
                                 in his employment agreement, all of the
                                 Executive's options terminate, and Buyer will
                                 have the right to repurchase any shares of
                                 Buyer stock then held by the Executive for an
                                 amount equal to the lower of the Executive's
                                 cost or fair market value. If the Executive
                                 resigns his employment without good reason, all
                                 of the Executive's options that are not then
                                 exercisable terminate, Buyer will have the
                                 right to repurchase any exercisable options
                                 then held by the Executive at their fair market
                                 value at the time Buyer delivers a repurchase
                                 notice to the Executive, and Buyer will have
                                 the right to repurchase any shares of Buyer
                                 stock then held by the Executive for an amount
                                 equal to the lower of the Executive's cost or
                                 fair market value. If any restrictions
                                 contained under Delaware law or in Buyer's or
                                 its subsidiaries' debt or equity financing
                                 agreements prohibit the payment of the purchase
                                 price for shares of Buyer's stock, Buyer will
                                 be entitled to make such payment as soon as it
                                 is permitted to do so.(1)

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(1) Buyer will have the express right under debt or other financing agreements to repurchase its stock; however, Buyer's exercise of this right may be limited by other covenants in such agreements.




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Stockholders Agreement........   All shares of Buyer stock held by the Executive
                                 will be subject to the terms and conditions of Buyer's Stockholders Agreement, to which the Executive shall be a party. The Stockholders Agreement will contain customary transfer restrictions, subject to permitted transfers for estate planning purposes; drag-along rights in favor of Harvest Partners and certain other Buyer stockholders; and tag-along rights and piggy-back registration rights, subject to customary conditions, in favor of management stockholders, including the Executive.

     Buyer and the Executive have executed this Memorandum of Understanding reflecting their agreement as to the terms contained herein as of the dates set forth below.

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                                                         HARVEST/AMI HOLDINGS INC.

Date: ----------------------------------------------     -----------------------------------------------------
                                                         Name:
                                                         Title:

                                                         MICHAEL CAPORALE, JR.

Date: ----------------------------------------------     -----------------------------------------------------
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